Execution Version

AGREEMENT AND PLAN OF MERGER
among
HH GP HOLDING, LLC,
HPGP MERGERCO, LLC,
HILAND PARTNERS GP HOLDINGS, LLC
and
HILAND HOLDINGS GP, LP
Executed June 1, 2009

i

Exhibit A — Form of Confidentiality Agreement

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, executed this 1st day of June, 2009 (this “Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HPGP MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings” and, together with Holdings GP, the “Holdings Parties”).
WITNESSETH:
          WHEREAS, the parties intend that Merger Sub be merged with and into Holdings, with Holdings surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);
          WHEREAS, it is contemplated that, on the Closing Date (as defined herein), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“HLND Merger Sub”), be merged with and into Hiland Partners, LP, a Delaware limited partnership (“Hiland”), with Hiland surviving that merger (the “Hiland Merger”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of the date hereof (the “Hiland Agreement”), among Parent, HLND Merger Sub, Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of Hiland (“Hiland GP” and, together with Hiland, the “Hiland Parties”), and Hiland;
          WHEREAS, the board of directors of Holdings GP (the “Board of Directors”), acting upon the unanimous recommendation of its Conflicts Committee, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Holdings and the holders of Common Units (other than Harold Hamm, his Affiliates (including Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”)) and the Trusts), (ii) approved the execution, delivery and performance of this Agreement by the Holdings Parties and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the Merger by the holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts);
          WHEREAS, the Trusts and certain Affiliates of Parent are parties to a Support Agreement, dated the date hereof (the “Support Agreement”), with Holdings and Holdings GP pursuant to which the Trusts and such Affiliates have, among other things: (i) agreed that the Partnership Interests of which they are the record and beneficial owners will not be converted into the right to receive the Merger Consideration and will remain outstanding as Partnership Interests of the Surviving Entity (as defined herein) in the Merger, and (ii) agreed to vote the Common Units of which they are the record and beneficial owners in favor of the approval of this Agreement and the Merger;

          WHEREAS, the board of directors of each of Parent and Merger Sub and the sole member of Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and
          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Holdings GP and Holdings hereby agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), Merger Sub shall be merged with and into Holdings, whereupon the separate existence of Merger Sub shall cease, and Holdings shall continue as the surviving entity in the Merger (the “Surviving Entity”).
          Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Holdings and Parent may agree in writing.
          Section 1.3 Effective Time. At the Closing, Holdings shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and Holdings in writing and specified in the Certificate of Merger in accordance with the DRULPA and the DLLCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
          Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and DLLCA.
          Section 1.5 Partnership Agreement of the Surviving Entity. The Partnership Agreement, as in effect immediately prior to the Effective Time, shall remain the partnership agreement of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

          Section 1.6 Admission of Additional Limited Partners. Upon the conversion of the limited liability company interests in Merger Sub (“Merger Sub LLC Interests”), which are denominated in units (“Merger Sub LLC Units”), into Common Units pursuant to Section 2.1(c) and the recording of the name of the holder thereof as a limited partner of Holdings on the books and records of Holdings, such Person shall automatically and effective as of the Effective Time be admitted to Holdings as an additional Limited Partner and be bound by the Partnership Agreement as such.
ARTICLE II
CONVERSION OF PARTNERSHIP INTERESTS; EXCHANGE OF CERTIFICATES
          Section 2.1 Effect on Partnership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub or the holders of any securities of Holdings or Merger Sub:
          (a) Conversion of Common Units. Subject to Sections 2.1(b) and 2.1(d), each Common Unit issued and outstanding immediately prior to the Effective Time, other than any Common Units included among the Rollover Interests, shall thereupon be converted automatically into and shall thereafter represent the right to receive $2.40 in cash without any interest thereon (the “Merger Consideration”). Immediately prior to the Effective Time, each award of Restricted Units (as defined in the Hiland Holdings GP, LP Long-Term Incentive Plan (the “Holdings LTIP”)) issued and outstanding to any nonemployee member of the Board of Directors shall become fully vested as Common Units and shall thereupon be converted automatically into and shall thereafter represent the right to receive the Merger Consideration. All Common Units that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of such Common Units immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall cease to have any rights with respect to such Common Units other than the right to receive the Merger Consideration.
          (b) Rollover of Certain Partnership Interests. The following Partnership Interests shall be treated in the Merger as follows:
               (i) each of the 8,481,350 Common Units owned by Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”), shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;
               (ii) each of the 2,757,390 Common Units owned by the Harold Hamm DST Trust (or Bert Harold Mackie, as trustee thereof) shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;
               (iii) each of the 1,839,712 Common Units owned by the Harold Hamm HJ Trust (or Bert Harold Mackie, as trustee thereof) shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;
               (iv) each of the 59,600 Common Units owned by Harold Hamm shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof; and
               (v) the General Partner Interest, which is owned by Holdings GP, shall be unchanged and remain outstanding as the General Partner Interest of the Surviving Entity, and no consideration shall be delivered in respect thereof.
The Partnership Interests described in this Section 2.1(b) are referred to in this Agreement as “Rollover Interests,” and the record and beneficial owners of such Rollover Interests are referred to in this Agreement as the “Rollover Parties.”
          (c) Conversion of Merger Sub Limited Liability Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Merger Sub LLC Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become one Common Unit of the Surviving Entity, which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement and shall be fully paid (to the extent required by the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Immediately after the Effective Time, such Common Units and the Rollover Interests will constitute the only outstanding Partnership Interests of the Surviving Entity. From and after the Effective Time, any certificates or other evidence representing the Merger Sub LLC Units shall be deemed for all purposes to represent the number of Common Units of the Surviving Entity into which such Merger Sub LLC Units were converted in accordance with this Section 2.1(c). Holdings GP hereby agrees and acknowledges that conversion of the Merger Sub LLC Units to Common Units of the Surviving Entity as provided herein shall constitute a duly authorized, accepted, executed and countersigned delivery of such Common Units, without any further action by Holdings GP or any other person.
          (d) Adjustments. If between the date of this Agreement and the Effective Time, the outstanding Common Units, including securities convertible or exchangeable into or exercisable for Common Units, shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in Partnership Interests shall be declared thereon with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit Holdings to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.
          Section 2.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a U.S. bank or trust company agreeable to the Conflicts Committee to act as paying agent (the “Paying Agent”) for the holders of Common Units (other than the Rollover Parties) in connection with the Merger and to receive and pay out the Merger Consideration to which such holders shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, the Parent Parties shall deposit, or shall cause to be deposited, in trust with the Paying Agent, for the benefit of holders of Common Units (other than the Rollover Parties), cash in an amount sufficient to pay the aggregate Merger Consideration in exchange for all Common Units outstanding immediately prior to the Effective Time (other than Common Units included among the Rollover Interests), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Common Units (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Common Units represented in book-entry form (“Book-Entry Common Units”) pursuant to the provisions of this Article II (such cash hereinafter referred to as the “Exchange Fund”).
          (b) Payment Procedures.
               (i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Units whose Common Units were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such customary form and have such other provisions as Parent and the Holdings Parties shall reasonably determine) and (B) instructions for use of the Letter of Transmittal in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units in exchange for the Merger Consideration.
               (ii) Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof) or Book-Entry Common Units to the Paying Agent together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Common Units shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Common Units represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units multiplied by (y) the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Common Units on the Merger Consideration payable in respect of the Certificates or Book-Entry Common Units. In the event of a transfer of ownership of Common Units that is not registered in the unit transfer register of Holdings, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Units is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other Taxes have been paid or are not applicable.
               (iii) Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Units such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of which such deduction and withholding were made.
          (c) Closing of Transfer Register. At the Effective Time, the unit transfer register of Holdings shall be closed, and there shall be no further registration of transfers on the unit transfer register of the Surviving Entity of Common Units (other than the Rollover Interests) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Common Units provided for in Section 2.1(a) are presented to the Surviving Entity or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Units for twelve months after the Effective Time shall be delivered to the Surviving Entity upon demand, and any former holders of Common Units who have not surrendered their Certificates or Book-Entry Common Units provided for in Section 2.1(a) in accordance with this Section 2.2 shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Common Units.
          (e) No Liability. Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, Holdings, Holdings GP, the Surviving Entity, the Paying Agent or any other person shall be liable to any former holder of Common Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Common Units that converted into the right to receive the Merger Consideration pursuant to Section 2.1. Any interest and other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 2.2(d).
          (g) Lost Certificates. In the event that any Certificate representing Common Units provided for in Section 2.1(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Common Units represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

          Section 2.3 Timing for Rollover Interests. For the avoidance of doubt, the parties acknowledge and agree that the Rollover Commitments shall be deemed to become effective and irrevocable immediately prior to the Effective Time and prior to any other event described above in this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDINGS PARTIES
          Except as disclosed (a) in (i) the Holdings SEC Documents (as defined herein) or (ii) the Hiland SEC Documents (as defined in the Hiland Agreement), in each case filed on or after December 31, 2008 and prior to the date of this Agreement (excluding any disclosures included in any risk factor section of such documents and any other disclosures in such documents to the extent that they are cautionary, predictive or forward-looking in nature) or (b) in a section of the disclosure schedule delivered concurrently herewith by the Holdings Parties to Parent (the “Holdings Disclosure Schedule”) corresponding to the applicable sections of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of such Holdings Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Holdings Parties hereby represent and warrant, jointly and severally, to the Parent Parties as follows:
          Section 3.1 Qualification, Organization, Subsidiaries, Etc.
          (a) Section 3.1(a) of the Holdings Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the Holdings Parties and each direct or indirect Subsidiary and Partially Owned Entity of Holdings (collectively, the “Holdings Group Entities”), together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Holdings Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the capital stock or other ownership interest owned by each such Holdings Group Entity in such other persons.
          (b) Each Holdings Party is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each Holdings Party has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.
          (c) Each Holdings Party is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Holdings Material Adverse Effect. The organizational or governing documents of the Holdings Parties, as previously made available to Parent, are in full force and effect. None of the Holdings Parties is in violation of its organizational or governing documents.

          Section 3.2 Capitalization.
          (a) Holdings GP is the sole general partner of Holdings. Holdings GP is the record and beneficial owner of the 0% non-economic General Partner Interest in Holdings, and such General Partner Interest has been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement. Holdings GP owns all of the General Partner Interest free and clear of any Encumbrances except pursuant to the organizational or governing documents of any of the Holdings Parties. Parent is the record owner of all of the limited liability company interests in Holdings GP. Such limited liability company interests in Holdings GP have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Holdings GP and are fully paid (to the extent required by the limited liability company agreement of Partnership GP) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).
          (b) As of the date of this Agreement (the “Execution Date”), Holdings has no Partnership Interests issued and outstanding other than the following:
               (i) 21,607,500 Common Units; and
               (ii) the General Partner Interest.
Each of such limited partner interests described in clause (i) above has been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement, and is fully paid (to the extent required under the Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on Holdings. As of the date of this Agreement, except for outstanding awards for the issuance of 16,500 Restricted Units pursuant to the Holdings LTIP and except pursuant to the organizational or governing documents of any of the Holdings Parties, (A) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Holdings Parties to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Holdings Parties; (B) there are no outstanding securities or obligations of any kind of any of the Holdings Parties that are convertible into or exercisable or exchangeable for any equity interest in any of the Holdings Parties or any other person, and none of the Holdings Parties has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (C) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Holdings Parties; (D) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the Holdings Parties having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of Common Units on any matter; and (E) except as described in the organizational or governing documents of the Holdings Parties or the Support Agreement, there are no Unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Holdings Parties is a party or to the knowledge of the Holdings Parties by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Holdings Parties.

          (c) All of the outstanding limited liability company, partnership or other equity interests of each Subsidiary of Holdings (but, for purposes of this Section 3.2(c), not including Subsidiaries of Hiland) (i) have been duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws, including Sections 17-607 and 17-804 of DRULPA) and (ii) are owned directly or indirectly by Holdings in the amounts set forth in Section 3.1(a) of the Holdings Disclosure Schedule, free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Holdings Group Entities (not including Subsidiaries and Partially Owned Entities of Hiland) and other than Encumbrances securing the obligations of Holdings under the Holdings Credit Agreement and Hiland Operating, LLC under the Hiland Operating Credit Agreement.
          (d) All of the outstanding equity interests of each Partially Owned Entity of Holdings (but, for purposes of this Section 3.2(d), not including Partially Owned Entities of Hiland) (i) have been duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its organizational or governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws), and (ii) are owned directly or indirectly by Holdings in the respective amounts shown on Section 3.1(a) of the Holdings Disclosure Schedule, free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Holdings Group Entities (not including Subsidiaries and Partially Owned Entities of Hiland).
          (e) Except with respect to the ownership of any equity or long-term debt securities between or among the Holdings Group Entities, none of the Holdings Parties owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.
          (f) Except as provided in the Partnership Agreement, no holder of Partnership Interests in any of the Holdings Parties has any right to have such Partnership Interests registered under the Securities Act of 1933, as amended (the “Securities Act”), by Holdings.
          Section 3.3 Authority; No Violation; Consents and Approvals.
          (a) Each of the Holdings Parties has all requisite limited liability company or limited partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Holdings Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or limited partnership action on the part of such Holdings Party, except for (i) Unitholder Approval of this Agreement and the Merger and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and no other vote or approval by any holders of Partnership Interests or limited liability company interests in Holdings GP or other corporate, limited liability company, partnership or other organizational votes, approvals or proceedings in respect of the Holdings Parties are necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Amended and Restated Limited Liability Company Agreement of Holdings GP (the “Holdings GP LLC Agreement”), was validly adopted by Parent.
          (b) This Agreement has been duly executed and delivered by each Holdings Party and, assuming the due authorization, execution and delivery hereof by the Parent Parties, constitutes a legal, valid and binding agreement of such Holdings Party, enforceable against such Holdings Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a Holdings Material Adverse Effect, neither the execution and delivery by the Holdings Parties of this Agreement, nor the consummation by the Holdings Parties of the transactions contemplated hereby and the performance by the Holdings Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Holdings Group Entities; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Holdings Group Entities is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Holdings Group Entities; or (v) violate or conflict in any material respect with any material Law applicable to the Holdings Group Entities. Notwithstanding the foregoing, no representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Holdings GP LLC Agreement was validly adopted by Parent.
          (d) Section 3.3(d) of the Holdings Disclosure Schedule identifies all consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Holdings Group Entity in connection with (1) the execution and delivery by the Holdings Parties of this Agreement or (2) the consummation by the Holdings Parties of the transactions contemplated by this Agreement, in each case except for such consents, approvals and authorizations that, if not obtained, would not, individually or in the aggregate, have a Holdings Material Adverse Effect.
          Section 3.4 SEC Reports and Compliance.
          (a) The Holdings Parties have filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2007 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Holdings SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Holdings SEC

Documents complied, and each of the Holdings SEC Documents filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards and the rules and regulations of the SEC with respect thereto. None of the Holdings SEC Documents so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) As of the date hereof, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Holdings SEC Documents.
          (c) The financial statements (including all related notes and schedules) of Holdings and its Subsidiaries included in or incorporated by reference into the Holdings SEC Documents (the “Holdings Financial Statements”) fairly present, in all material respects, the financial position of Holdings and its Subsidiaries, taken as a whole, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be specified therein or in the notes thereto).
          Section 3.5 No Undisclosed Liabilities. Neither Holdings nor any of Holdings’ Subsidiaries has any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in the Holdings Financial Statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2008 or (b) liabilities of Holdings or any of Holdings’ Subsidiaries that would not, individually or in the aggregate, have a Holdings Material Adverse Effect.
          Section 3.6 Compliance with Law. Each of the Holdings Parties is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have a Holdings Material Adverse Effect.
          Section 3.7 Employee Benefits.
          (a) Except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, no Holdings Party and no company or other entity that is required to be treated as a single employer together with a Holdings Party under Section 414 of the Code (each, an “ERISA Affiliate”) maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
          (b) Except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, the Employee Benefit Plans of the Holdings Parties and their affiliates (A) have been maintained (in form and in operation) in all respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in compliance with the Code’s qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (or similar state or local law).
          Section 3.8 Absence of Certain Changes or Events. Since December 31, 2008, (a) except as otherwise required or expressly provided for in this Agreement, (i) the businesses of the Holdings Parties have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) none of the Holdings Parties has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require approval of Parent pursuant to Section 5.1(b) and (b) there has not been a Holdings Material Adverse Effect.
          Section 3.9 Investigations; Litigation. Except as disclosed in Section 3.9 of the Holdings Disclosure Schedule, there are no (a) investigations or proceedings pending (or, to the Knowledge of the Holdings Parties, threatened) by any Governmental Entity with respect to the Holdings Parties or (b) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Holdings Parties, threatened) against or affecting any Holdings Party, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have (if adversely determined), individually or in the aggregate, a Holdings Material Adverse Effect.
          Section 3.10 Proxy Statement; Other Information. None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders of Holdings, at the time of the Partnership Meeting (as defined herein) (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Holdings for inclusion or incorporation by reference in the Schedule 13E-3 (as defined herein) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Holdings with respect to information supplied by a Parent Party, its controlling Affiliates, Continental Gas, the Trusts or a Hiland Party for inclusion therein. The Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by Holdings with respect to information supplied by a Parent Party, its controlling Affiliates, Continental Gas, the Trusts or a Hiland Party for inclusion therein. The letter to Unitholders, notice of meeting, proxy statement and forms of proxy to be distributed to Unitholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the Merger are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the Merger is referred to herein as the “Schedule 13E-3.”
          Section 3.11 Tax Matters.
          (a) (i) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Holdings Parties in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;
               (ii) no written claim has been made by any Tax authority in a jurisdiction where any of the Holdings Parties does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;
               (iii) none of the Holdings Parties has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a Holdings Party) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
          (b) In each tax year since the formation of Holdings up to and including the current tax year, at least 90% of the gross income of Holdings has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.
          Section 3.12 Labor Matters. Except as disclosed in Section 3.12 of the Holdings Disclosure Schedule, no Holdings Party, other than Holdings GP, has or has ever had employees. Except for such matters which would not have, individually or in the aggregate, a Holdings Material Adverse Effect, no Holdings Party has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Holdings Parties and, to the Knowledge of the Holdings Parties, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date hereof) strikes or lockouts with respect to any employees of, or providing services to, the Holdings Parties (“Employees”), (ii) to the Knowledge of the Holdings Parties, there is no (and has not been during the two-year period preceding the date hereof) union organizing effort pending or threatened against the Holdings Parties, (iii) there is no (and has not been during the two-year period preceding the date hereof) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Holdings Parties, threatened against the Holdings Parties, and (iv) there is no (and has not been during the two-year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Holdings Parties, threatened with respect to Employees. No Holdings Party has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by a Holdings Party that would have, individually or in the aggregate, a Holdings Material Adverse Effect. No Holdings Party is a party to any collective bargaining agreements.
          Section 3.13 Assets of the Holdings Parties. Other than assets and properties that are both individually and in the aggregate not material to the business of the Holdings Parties, the only assets and properties owned by the Holdings Parties are the ownership interests in Hiland and Hiland GP set forth in Section 3.1(a) of the Holdings Disclosure Schedule.
          Section 3.14 Opinion of Financial Advisor. The Conflicts Committee has received the written opinion of Barclays Capital, Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) from a financial point of view.
          Section 3.15 Required Approvals. Holdings GP has approved this Agreement and the transactions contemplated by this Agreement and directed that this Agreement and the Merger be submitted to a vote of Unitholders as required under Section 17-211 of the DRULPA and under Articles XIII and XIV of the Partnership Agreement; provided, however, that no representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Holdings GP LLC Agreement, was validly adopted by Parent. The Board of Directors, upon the unanimous recommendation of its Conflicts Committee, at a meeting duly called and held, has, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Holdings and the holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts), (ii) approved the Merger and this Agreement and (iii) recommended that this Agreement and the Merger be approved by holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts)(including the Conflicts Committee’s recommendation, the “Recommendation”).
          Section 3.16 Material Contracts.
          (a) Except for this Agreement or as designated as an exhibit to Holdings’ annual report on Form 10-K for the year ended December 31, 2008 or to a Holdings SEC Document filed thereafter and prior to the date of this Agreement, neither Holdings nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.16(a) being referred to herein as “Material Contracts”).
          (b) (i) Each Material Contract to which a Holdings Party is a party is valid and binding on such Holdings Party and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have a Holdings Material Adverse Effect, (ii) each Holdings Party has in all material respects performed all obligations required to be performed by it under each Material Contract to which it is a party, except where such noncompliance, either individually or in the aggregate, would not have a Holdings Material Adverse Effect, and (iii) no Holdings Party knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of any Holdings Party under any such Material Contract, except where such default, either individually or in the aggregate, would not have a Holdings Material Adverse Effect.
          Section 3.17 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by the Holdings Parties or their Affiliates of their obligations under this Agreement, the Support Agreement, the Rollover Commitments or the transactions contemplated hereby or thereby.
          Section 3.18 Finders or Brokers. Except for Barclays Capital, Inc., none of the Holdings Parties (including through its respective board of directors (or similar governing body) or any committee thereof) has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
          Section 3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Holdings Parties nor any other Person on behalf of the Holdings Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
          Except as disclosed in a section of the disclosure schedule delivered concurrently herewith by Parent to the Holdings Parties immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the applicable sections of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Parent Parties hereby represent and warrant, jointly and severally, to the Holdings Parties as follows:
          Section 4.1 Qualification; Organization.
          (a) Each of the Parent Parties is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each of the Parent Parties has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.
          (b) Each of the Parent Parties is duly registered or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of the Parent Parties, as previously made available to the Holdings Parties, are in full force and effect. None of the Parent Parties is in violation of its organizational or governing documents.
          Section 4.2 Authority; No Violation; Consents and Approvals.
          (a) Each of the Parent Parties has all requisite limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Parent Party, and no other limited liability company proceedings on the part of a Parent Party are necessary to consummate the transactions contemplated by this Agreement. Parent has, in its capacity as the sole member of Holdings GP, duly authorized by all requisite limited liability company action on the part of Parent, the execution, delivery and performance by Holdings GP of this Agreement and the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by the Holdings Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the governing documents of the Parent Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (v) violate or conflict in any material respect with any material Law applicable to the Parent Parties.
          (d) Section 4.2(d) of the Parent Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Parent Parties in connection with (1) the execution and delivery by the Parent Parties of this Agreement or (2) the consummation by the Parent Parties of the transactions contemplated by this Agreement, except for such consents, approvals and authorizations that, if not obtained, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by the Parent Parties, their controlling Affiliates, Continental Gas or the Trusts in writing for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders of Holdings, at the time of the Partnership Meeting (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Parent Parties, their controlling Affiliates, Continental Gas or the Trusts in writing for inclusion in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 4.4 Funding. On the Closing Date, the Parent Parties will have sufficient cash to enable them to make payment of the aggregate Merger Consideration and the Parent Parties’ related fees and expenses (the “Funding”). For the avoidance of doubt, it shall not be a condition to the obligations of the Parent Parties to effect the Merger for the Parent Parties to obtain the Funding or any other financing of the Merger Consideration and the Parent Parties’ related fees and expenses. Section 4.4 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (i) executed equity commitment letters (the “Funding Commitments”) to provide the Funding to Parent or Merger Sub and (ii) the Rollover Commitments. As of the date hereof, the Funding Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and none of the Parent Parties is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein.
          Section 4.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, all of the issued and outstanding Merger Sub LLC Interests are, and at the Effective Time will be, owned by Parent, the Harold Hamm DST Trust and the Harold Hamm HJ Trust, and such Merger Sub LLC Interests have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Merger Sub and are fully paid (to the extent required by the limited liability company agreement of Merger Sub) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA). Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.
          Section 4.6 Finders or Brokers. Except for Wachovia Capital Markets, LLC, none of the Parent Parties has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
          Section 4.7 Access to Information; No Other Representations or Warranties; Disclaimer.
          (a) Each of Parent and Merger Sub has conducted its own investigations of the Holdings Group Entities and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Holdings Group Entities for such purpose.
          (b) Except for the representations and warranties contained in this Article IV and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.
          (c) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither Parent nor Merger Sub has relied on any representation or warranty, express or implied, with respect to the Holdings Group Entities or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. None of the Holdings Group Entities nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS AND AGREEMENTS
          Section 5.1 Conduct of Business by Holdings and Parent.
          (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, and except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly provided for and permitted by this Agreement or (iv) as disclosed in Section 5.1(a) of the Holdings Disclosure Schedule, the Holdings Parties shall (A) conduct the business of such Holdings Parties in the ordinary course consistent with past practice, (B) use their commercially reasonable efforts to maintain and preserve intact the present business organizations and material rights and franchises of such Holdings Group Entities, to keep available the services of the current Employees and the current officers and consultants of, or providing services to, the Holdings Group Entities, and to maintain and preserve in all material respects the relationships of such Holdings Group Entities with customers, suppliers and others having business dealings with them, and (C) take no action that would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or that would otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that any action taken or omitted to be taken by an officer of a Holdings Party at the direction of any of the Parent Parties or Mr. Hamm (other than (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Board of Directors or any committee thereof) that would otherwise constitute a breach of this Section 5.1 shall not constitute such a breach.
          (b) Without limiting the generality of Section 5.1(a), the Holdings Parties agree that, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly provided for and permitted by this Agreement or (iv) as disclosed in Section 5.1(b) of the Holdings Disclosure Schedule, the Holdings Parties will not:
          (i) make any change in any of their organizational or governing documents, other than changes expressly provided for in this Agreement;
          (ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of their Partnership Interests or equity securities or securities convertible into their Partnership Interests or equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating any of them to issue any such Partnership Interests or equity securities (other than restricted units, phantom units or unit options to current or newly-hired employees consistent with past practice of up to 50,000 Common Units in the aggregate in accordance with the Holdings LTIP);
          (iii) except for any distributions from Holdings’ Subsidiaries to Holdings, declare, set aside or pay any distributions in respect of the Partnership Interests or other ownership interests, or split, combine or reclassify any of the Partnership Interests or other ownership interests or issue or authorize the issuance of any other Partnership Interests or other ownership interests in respect of, in lieu of or in substitution for any of the Partnership Interests or other ownership interests, or purchase, redeem or otherwise acquire, directly or indirectly, any of the Partnership Interests or other ownership interests other than repurchases of Partnership Interests in accordance with the Holdings LTIP;
          (iv) other than the Hiland Merger, merge into or with any other Person;
          (v) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities other than in connection with (A) borrowings in the ordinary course of business or provided for in the Budget, in each case in accordance with any existing bank credit facilities, (B) the refinancing or replacement of existing indebtedness

(C) other than as permitted by (A) and (B) above, the incurrence by Holdings of up to $1,000,000 in principal amount of indebtedness and (D) a transaction that is permitted by clause (vi);
          (vi) (A) sell, assign, transfer, abandon, lease or otherwise dispose of or (B) grant any security interest with respect to, pledge or otherwise encumber (other than Permitted Encumbrances) any limited liability company, partnership or other equity interests of any Subsidiary or Partially Owned Entity of the Holdings Parties (not including Subsidiaries and Partially Owned Entities of Hiland);
          (vii) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Holdings Financial Statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a Holdings Material Adverse Effect;
          (viii) make any material change in their tax methods, principles or elections;
          (ix) make any material change to their financial reporting and accounting methods other than as required by a change in GAAP;
          (x) (A) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing Employee Benefit Plan or agreement or by applicable Law, (B) amend any existing employment or severance or termination contract with any executive officer, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) amend any Employee Benefit Plan, if such amendment would have the effect of materially enhancing any benefits thereunder;
          (xi) voluntarily dissolve or otherwise adopt or vote to adopt a plan of complete or partial dissolution or liquidation; or
          (xii) agree or commit to do any of the foregoing.
          Section 5.2 Investigation. From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Holdings Parties shall (a) provide to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours after reasonable prior notice to the offices, properties, books and records of the Holdings Group Entities, (b) furnish to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to Parent the financial results of Holdings and its Subsidiaries in advance of any filing by Holdings with the SEC or other public disclosure containing such financial results), and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Holdings Group Entities to cooperate with Parent in its investigation of the Holdings Group Entities, as the case may be. Notwithstanding the foregoing provisions of this Section 5.2, the Holdings Parties shall not be required to, or to cause any of their Subsidiaries to, grant access or furnish information to Parent or any of its representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. Parent shall hold, and shall cause its counsel, financial advisors, auditors and representatives to hold, any material or competitively sensitive non-public information concerning a Holdings Party received from a Holdings Party confidential. Holdings GP will provide Parent (solely for informational purposes) a true and complete copy of the opinion referenced in Section 3.14 promptly after delivery thereof. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Holdings Group Entities. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Holdings Parties in Article III or any condition set forth in Article VI.
          Section 5.3 No Solicitation.
          (a) Subject to Sections 5.3(b)-(h), the Holdings Parties shall not, and shall cause their officers, directors, employees, agents and representatives (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined herein), (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Holdings Group Entities, in connection with, or have any discussions with any person relating to, an Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement or (vi) resolve to propose or agree to do any of the foregoing.
          (b) The Holdings Parties shall, and shall cause their Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal. The Holdings Parties shall promptly, and in any event not later than ten (10) days following the date hereof, request that each Person who has executed a confidentiality agreement with a Holdings Party in connection with that Person’s consideration of a transaction involving any Holdings Group Entity that would constitute an Alternative Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Holdings Group Entities.

          (c) Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of Unitholder Approval, the Holdings Parties may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of this Section 5.3 and which the Conflicts Committee determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal (as defined herein), (i) furnish information with respect to the Holdings Group Entities to the person making such Alternative Proposal and its Representatives pursuant to an executed confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, (A) that Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Holdings Parties furnishing information to the person making such Alternative Proposal or its Representatives and (B) that the Holdings Parties shall simultaneously provide or make available to Parent any non-public information concerning the Holdings Group Entities that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent. Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of Unitholder Approval, the Holdings Parties may participate in discussions or negotiations with the lenders under the Holdings Credit Agreement or the Hiland Operating Credit Agreement regarding debt financing transactions with such lenders that may involve equity issuances that would constitute an Alternative Proposal and, in connection therewith, furnish information with respect to the Holdings Group Entities to such lenders pursuant to confidentiality obligations substantially consistent with past practice.
          (d) Neither the Board of Directors nor any committee thereof shall withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, the Recommendation (any of the foregoing actions, whether taken by the Board of Directors or any committee thereof, a “Change in Board Recommendation”). Notwithstanding the immediately preceding sentence, if, prior to receipt of the Unitholder Approval, (i) the Board of Directors or the Conflicts Committee determines in good faith, after consultation with its respective outside counsel and financial advisors, that a Change in Board Recommendation would be in the best interests of the holders of Common Units (other than Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) and (ii) the Board of Directors or the Conflicts Committee, as applicable, provides Parent with at least three (3) Business Days’ advance written notice of its intention to make a Change in Board Recommendation and specifying the material events giving rise thereto, then the Board of Directors or the Conflicts Committee, as applicable, may make a Change in Board Recommendation.
          (e) The Holdings Parties promptly (and in any event within 24 hours) shall advise Parent orally and in writing of the receipt by either of them of (i) any Alternative Proposal or (ii) any request for non-public information relating to the Holdings Group Entities, other than requests for information in the ordinary course of business consistent with past practice and not reasonably expected to be related to an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or request and the material terms and conditions of any such Alternative Proposal or request (including copies of any document or correspondence evidencing such Alternative Proposal or request). The Holdings Parties shall keep Parent reasonably informed on a current basis of the status (including any material change to the terms thereof) of any such Alternative Proposal or request.
          (f) Nothing contained in this Agreement shall prohibit the Holdings Parties or the Board of Directors or any committee thereof from disclosing to Holdings’ Unitholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that none of the Holdings Parties or the Board of Directors or any committee thereof shall in any event be entitled to disclose a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act other than the Recommendation, except in accordance with Section 5.3(d).
          (g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Parent Parties relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Holdings Group Entity, (ii) the issuance by Holdings or Hiland of (A) any General Partner Interest or (B) any class of Partnership Interests constituting more than 15% of such class of Partnership Interests or (iii) the acquisition in any manner, directly or indirectly, of (A) any General Partner Interest of Holdings or Hiland, (B) any class of Partnership Interests of Holdings or Hiland constituting more than 15% of such class of Partnership Interests or (C) more than 15% of the consolidated total assets of the Holdings Group Entities (including equity interests in any Subsidiary or Partially Owned Entity of Holdings), in each case other than the Merger and the Hiland Merger. References in this paragraph to General Partner Interest or Partnership Interests with respect to Hiland shall be to such interests as defined in the agreement of limited partnership of Hiland.
          (h) As used in this Agreement, “Superior Proposal” shall mean any written Alternative Proposal (i) on terms which the Conflicts Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Common Units (other than Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) (excluding consideration of any interests that any holder may have other than as a Unitholder of Holdings entitled to the Merger Consideration) than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by the Parent Parties to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition “Superior Proposal,” the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “35%” with respect to the Holdings Parties and, consistent with the provisions of Section 5.3(h) of the Hiland Agreement, “55%” with respect to the Hiland Parties and the Subsidiaries and Partially Owned Entities of Hiland.
          Section 5.4 Filings; Other Actions.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Holdings Parties shall prepare the Proxy Statement, which shall, subject to Section 5.3(d), include the Recommendation, and the Holdings Parties and Parent shall prepare the Schedule 13E-3. Parent and the Holdings Parties shall cooperate with each other in connection with the preparation of the foregoing documents. The Holdings Parties will use their commercially reasonable efforts to have the Proxy Statement, and Parent and the Holdings Parties will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Holdings Parties will use their commercially reasonable efforts to cause the Proxy Statement to be mailed to Holdings’ Unitholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Holdings Parties shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or Schedule 13E-3. The Holdings Parties shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), which comments shall be considered reasonably and in good faith by the Holdings Parties, and Parent and the Holdings Parties shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto), which comments shall be considered reasonably and in good faith by the other party, and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Holdings Parties will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Holdings Parties with the SEC and disseminated by the Holdings Parties to the Unitholders of Holdings.
          (b) The Holdings Parties shall (i) take all action necessary in accordance with applicable Laws and the Partnership Agreement to duly call, give notice of, convene and hold a meeting of Holdings’ Unitholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Unitholder Approval of the Merger and this Agreement (such meeting or any adjournment or postponement thereof, the “Partnership Meeting”), and (ii) subject to a Change in Board Recommendation in accordance with Section 5.3(d), use all commercially reasonable efforts to solicit from its Unitholders proxies in favor of the adoption and approval of this Agreement and the Merger. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Article VII, the Holdings Parties will take all of the actions contemplated by this Section 5.4 regardless of whether there has been a Change in Board Recommendation, and shall direct that this Agreement be submitted to a vote of Unitholders in accordance with the requirements of Articles XIII and XIV of the Partnership Agreement.
          Section 5.5 Equity Awards. The Holdings LTIP and each award of Restricted Units (except as expressly provided otherwise in Section 2.1(a) with respect to awards held by nonemployee members of the Board of Directors), Phantom Units (as defined in the Holdings LTIP) and Options (as defined in the Holdings LTIP) outstanding under the Holdings LTIP immediately prior to the Effective Time will remain outstanding in accordance with its terms as a plan or equity compensation award, as applicable, of the Surviving Entity and shall be unaffected by the transactions contemplated by this Agreement. Prior to the Effective Time, Holdings shall take any action necessary pursuant to the Holdings LTIP to achieve this result.

          Section 5.6 Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. In addition, Parent shall use its reasonable best efforts to obtain the Funding in accordance with the Funding Commitments.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Holdings Parties and the Parent Parties shall (i) if required, as promptly as practicable after the date hereof, make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §18a, as amended (the “HSR Act”), (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities in connection with the HSR Act, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as defined herein) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, use commercially reasonable efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Holdings Parties or any of their Subsidiaries or the Parent Parties, as the case may be, from any third party and/or any Governmental Entity with respect thereto.

          (c) Subject to the rights of the Parent Parties in Section 5.11, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Holdings Parties or the Parent Parties shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.
          (d) The Parent Parties and the Holdings Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “Regulatory Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside regulatory counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Parent Parties or the Holdings Parties as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.6, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Common Units or the business of the Holdings Group Entities. For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing any of the material operations or assets of Holdings and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.
          Section 5.7 Takeover Statute. Subject to Section 5.3(d), if any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, the Support Agreement or the Rollover Commitments, each of the Holdings Parties or the Parent Parties shall grant such approvals and take such actions as are reasonably necessary so that the Merger, the Support Agreement, the Rollover Commitments and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Support Agreement, the Rollover Commitments and the other transactions contemplated hereby and thereby.

          Section 5.8 Public Announcements. Subject to Section 5.3(d), the Holdings Parties and the Parent Parties will consult with and provide each other the opportunity to review and comment (which shall be considered reasonably and in good faith by the other parties) upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation and opportunity to review and comment except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party. The Holdings Parties and the Parent Parties agree to issue a joint press release announcing the execution and delivery of this Agreement.
          Section 5.9 Indemnification and Insurance.
          (a) The partnership agreement of the Surviving Entity shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).
          (b) For a period of six years after the Effective Time, Parent and Holdings GP shall, and Parent and Holdings GP shall cause the Surviving Entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the Holdings Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the Holdings Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan of the Holdings Group Entities (collectively, the “Holdings D&O Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the Holdings Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the Holdings D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time).
          (c) Holdings shall cause (and Parent, following the Closing, shall continue to cause) coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9; provided that in no event shall Parent be required to spend more than 250% (the “Cap Amount”) of the last annual premium paid by the Holdings Group Entities prior to the date hereof (the amount of such premium being set forth in Section 5.9(c) of the Holdings Disclosure Schedule) per policy year of coverage under such “tail” policy; provided, further, that if the cost per policy year of such insurance exceeds the Cap

Amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for the Cap Amount.
          (d) The rights of each Holdings D&O Indemnified Party hereunder shall be in addition to any other rights such Holdings D&O Indemnified Party may have under the governing documents of any Holdings Group Entity under applicable Delaware Law or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Holdings D&O Indemnified Parties.
          (e) In the event Parent, Holdings GP or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent or Holdings GP, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations set forth in this Section 5.9.
          Section 5.10 Unitholder Litigation. The Holdings Parties shall give Parent the opportunity to participate in the defense or settlement of any Unitholder litigation against any of the Holdings Group Entities and/or their respective directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).
          Section 5.11 Notification of Certain Matters. The Holdings Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Holdings Parties, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Holdings, the Surviving Entity or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, individually or in the aggregate, cause or result in a Holdings Material Adverse Effect or a Parent Material Adverse Effect, respectively; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Holdings Parties shall reasonably cooperate with the Parent Parties in efforts to mitigate any adverse consequences to the Parent Parties which may arise from any criminal or regulatory investigation or action involving any of the Holdings Group Entities (including by coordinating and providing assistance in meeting with regulators).
          Section 5.12 Rule 16b-3. Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Partnership equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under

Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
ARTICLE VI
CONDITIONS TO THE MERGER
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:
          (a) the Unitholder Approval of this Agreement and the Merger shall have been obtained;
          (b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect; and
          (c) any waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been earlier terminated.
          Section 6.2 Conditions to Obligation of the Holdings Parties to Effect the Merger. The obligations of the Holdings Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Holdings Parties:
          (a) (i) the representations and warranties of the Parent Parties contained in Section 4.1(a) (Qualification; Organization) and Section 4.2 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Parent Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;
          (b) the Parent Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Parent Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them; and
          (c) Parent shall have delivered to the Holdings Parties a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer,

certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
          Section 6.3 Conditions to Obligation of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Parent Parties:
          (a) (i) the representations and warranties of the Holdings Parties contained in Section 3.1(b) (Qualification, Organization, Subsidiaries, Etc.), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation; Consents and Approvals), Section 3.8(b) (Absence of Certain Changes or Events) and Section 3.15 (Required Approvals) shall be true and correct in all respects, except, in the case of Section 3.2, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Holdings Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Holdings Material Adverse Effect qualifiers therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Holdings Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (i) and (ii) shall not be deemed to be inaccurate to the extent that Parent had knowledge at the Execution Date of such inaccuracy;
          (b) the Holdings Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Holdings Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them;
          (c) since the date of this Agreement there shall not have been any Holdings Material Adverse Effect;
          (d) the Hiland Merger shall be effectuated concurrently with the Merger; provided that the Parent Parties may not waive this condition unless the Hiland Agreement and the Hiland Merger shall have been submitted to a vote of Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval; provided, further, that for purposes of this clause 6.3(d), the terms “Unitholders” and “Unitholder Approval” shall have the meanings assigned to them in the Hiland Agreement; and
          (e) the Holdings Parties shall have delivered to the Parent Parties a certificate, dated the Effective Time and signed by an executive officer of Holdings, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

          Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.
ARTICLE VII
TERMINATION
          Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Unitholders of Holdings:
          (a) by the mutual written consent of the Holdings Parties and the Parent Parties;
          (b) by either the Holdings Parties or the Parent Parties, if:
          (i) the Effective Time shall not have occurred on or before November 1, 2009 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;
          (ii) an injunction, other legal restraint or order of any Governmental Entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or
          (iii) the Partnership Meeting shall have concluded and, upon a vote taken at such meeting, the Unitholder Approval of this Agreement or the Merger shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available (A) to the Holdings Parties if any Holdings Party materially breached any obligations under Section 5.3 or 5.4 or (B) to the Parent Parties if Mr. Hamm, Continental Gas or the Trusts materially breached any of their obligations under Article II of the Support Agreement;
          (c) by the Holdings Parties, if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would constitute the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B)(I) is not capable of being satisfied or cured by the End Date or (II) if capable of being satisfied or cured, is not satisfied or cured by thirty (30) days following receipt by Parent of written notice stating the Holdings Parties’ intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Holdings Parties if, at such time, a condition set forth in Section 6.3(a), 6.3(b) or 6.3(c) is not capable of being satisfied; or
          (d) by the Parent Parties, if:
          (i) any Holdings Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would constitute the failure of a condition set forth in Section 6.3(a), 6.3(b) or 6.3(c) and (B)(I) is not capable of being satisfied or cured by the End Date or (II) if capable of being satisfied or cured, is not satisfied or cured by thirty (30) days following receipt by the Holdings Parties of written notice stating the Parent Parties’ intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Parent Parties if, at such time, a condition set forth in Section 6.2(a) or 6.2(b) is not capable of being satisfied;
          (ii) a Change in Board Recommendation or a failure to make the Recommendation occurs or the Board of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any Alternative Proposal, including in any disclosure made pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; or
          (iii) the condition set forth in Section 6.3(d) is not capable of being satisfied by the End Date.
          In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.2 and Article VIII), and there shall be no liability on the part of the Holdings Parties or the Parent Parties to the other except as provided in Section 7.2 and Article VIII and except that no such termination shall relieve any party from liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
          Section 7.2 Reimbursement of Certain Expenses.
          (a) In the event that:
          (i) (A) an Alternative Proposal shall have been made known to the Holdings Parties or shall have been made directly to the Unitholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter, (B) this Agreement is terminated by the Holdings Parties or the Parent Parties (as applicable) pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(d)(i), and (C) a Holdings Party enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any

Alternative Proposal within twelve (12) months of the date this Agreement is terminated; or
          (ii) this Agreement is terminated by the Parent Parties pursuant to Section 7.1(d)(ii);
then in any such event under clause (i) or (ii) of this Section 7.2(a), Holdings shall pay to Parent all of the Expenses of the Parent Parties, provided that in no event shall Holdings be required to pay for Expenses in any amount in excess of $800,000; provided further, that no expense for which a Parent Party has received reimbursement pursuant to the Hiland Agreement shall be paid hereunder. As used herein, “Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates (other than the Holdings Group Entities)) incurred by Parent and its Affiliates (other than the Holdings Group Entities) or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Funding and all other matters related to the Merger.
          (b) Any payment required to be made pursuant to Section 7.2(a) shall be made to Parent not later than two (2) Business Days after delivery to Holdings of an itemization setting forth in reasonable detail all Expenses of the Parent Parties for which payment pursuant to Section 7.2(a) is sought (which itemization may be supplemented and updated from time to time by Parent until the sixtieth (60th) day after delivery of such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (c) Holdings acknowledges that the Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.
          Section 8.2 Hiland Merger. Parent hereby covenants and agrees that it shall not close the Hiland Merger unless the Merger has closed prior to or is closing concurrently with the Hiland Merger; provided, however, that such restriction shall not apply if this Agreement and the Merger shall have been submitted to a vote of Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval.
          Section 8.3 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

          Section 8.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
          Section 8.5 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          Section 8.6 Specific Performance; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 8.8 or in such other manner as permitted by Law. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          Section 8.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 8.8 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or Merger Sub:
HH GP Holding, LLC
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm
with copies to:
Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522
Attention: Joshua Davidson
Paul Perea
To Holdings GP or Holdings:
Hiland Holdings GP, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
Facsimile: (214) 855-8000
Attention: Kenneth L. Stewart
Bryn A. Sappington
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.8; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 8.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, (ii) Parent may assign any right to receive a payment by Holdings of Expenses to any Affiliate of Parent, and (iii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
          Section 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9 and except for the rights of Unitholders whose Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1 to receive such Merger Consideration after the Effective Time, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.12 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holdings Parties and the Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Unitholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the Unitholders of Holdings, the effectiveness of such amendment or waiver shall be subject to the approval of the Unitholders of Holdings. Notwithstanding the foregoing, no failure or delay by the Holdings Parties or the Parent Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
          Section 8.13 Headings; Interpretation.
          (a) Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (b) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each party to this Agreement has or may have set forth information in its respective disclosure schedule in a section of such disclosure corresponding to the applicable sections of this Agreement to which such disclosure applies. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Holdings Material Adverse Effect or Parent Material Adverse Effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement. For the avoidance of doubt, no provision of this Agreement, including Sections 5.1, 5.4 or 5.6, shall require the Holdings Parties to cause the board of directors of Hiland GP (or any committee thereof) to recommend approval of the Hiland Merger or the Hiland Agreement following a Hiland Change in Board Recommendation or to prevent the board of directors of Hiland GP (or any committee thereof) from terminating the Hiland Agreement in accordance with its terms.
          Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
          Section 8.15 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:
          (a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          (b) “Budget” means the annual budget of each of Holdings and Hiland for fiscal year 2009 and included in Section 8.15(b) of the Holdings Disclosure Schedule.
          (c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.
          (d) “Common Unit” has the meaning set forth in the Partnership Agreement.
          (e) “Confidentiality Agreement” means the form of confidentiality agreement in Exhibit A to this Agreement.
          (f) “Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of Holdings GP, (b) officers, directors or employees of any Affiliate of Holdings GP or (c) holders of any ownership interest in the Holdings Group Entities other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the national securities exchange on which the Common Units are listed.
          (g) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

          (h) “Employee Benefit Plan” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, including but not limited to, those that provide cash or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Holdings Group Entities, or that the Holdings Group Entities have any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, directors, independent contractors or consultants of the Holdings Group Entities and all employee, consultant and independent contractor agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee, independent contractor or consultant of the Holdings Group Entities, including Employment Agreements.
          (i) “Employment Agreement” means all agreements to which a Holdings Group Entity is a party that relate to the employment or engagement, or arise from the past employment or engagement, of any natural person by a Holdings Group Entity, whether as an employee, nonemployee officer or director, consultant or other independent contractor, sales representative or distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement.
          (j) “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
          (k) “General Partner Interest” has the meaning set forth in the Partnership Agreement.
          (l) “Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.
          (m) “Hamm Parties” means Harold Hamm, Continental Gas Holdings, Inc. and Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust.
          (n) “Hiland Change in Board Recommendation” means a Change in Board Recommendation as defined in the Hiland Agreement.
          (o) “Hiland Operating Credit Agreement” means the Credit Agreement, dated as of February 15, 2005, among Hiland Operating, LLC, the lenders party thereto and MidFirst Bank, as administrative agent, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time to time.
          (p) “Holdings Credit Agreement” means the Credit Agreement, dated as of September 26, 2006, among Holdings, the lenders party thereto and MidFirst Bank, as administrative agent, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time to time.
          (q) “Holdings Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Holdings Parties, taken as a whole, or on the ability of the Holdings Parties to perform their obligations hereunder or to consummate the Merger, but shall not include: (a) facts, circumstances, events, changes, effects or occurrences (i) generally affecting the midstream oil and gas or gathering and processing industries (including commodity prices), (ii) generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates), (iii) generally affecting regulatory or political conditions in the United States or globally, (iv) caused by compliance with the terms of this Agreement (including omissions required by this Agreement), (v) caused by the announcement or pendency of the Merger (including litigation brought by any Unitholders of Holdings (on their own behalf or on behalf of Holdings) or loss of or adverse changes in relationships with employees, customers or suppliers of Holdings) or (vi) caused by any action taken or omitted to be taken by an officer of a Holdings Party at the direction of any of the Parent Parties or Mr. Hamm (other than (A) in his capacity as part of, (B) in accordance with authority delegated to him by, or (C) as otherwise authorized by, the Board of Directors or any committee thereof); (b) changes in applicable Laws or GAAP after the date hereof; (c) a decrease in the market price of the Common Units; (d) any failure by the Holdings Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings; (e) a Ratio Default; (f) any decrease in distributions in respect of the Common Units; or (g) any decrease in distributions in respect of the Common or Subordinated Units of Hiland occurring prior to the Execution Date; except, in the case of clauses (a)(i), (a)(ii) or (a)(iii) of this definition, for any fact, circumstance, event, change, effect or occurrence that affects the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Holdings Parties, taken as a whole, in a disproportionately adverse manner, compared to other participants in the midstream oil and gas or gathering and processing industries, and except that clauses (c), (d), (e), (f) and (g) of this definition shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease, failure or default has resulted in, or contributed to, a Holdings Material Adverse Effect.
          (r) “Knowledge” or “knowledge”means (i) with respect to Parent, the knowledge of the individuals listed on Section 8.15(r)(i) of the Parent Disclosure Schedule and (ii) with respect to the Holdings Parties, the knowledge of the individuals listed on Section 8.15(r)(ii) of the Holdings Disclosure Schedule.
          (s) “Law” or “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NASDAQ Global Select Market).
          (t) “Limited Partner” has the meaning set forth in the Partnership Agreement.

          (u) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          (v) “organizational or governing documents” means, for a corporation, the certificate of incorporation (or similarly-titled document of equivalent effect) and bylaws; for a partnership, the certificate of limited partnership (or similarly-titled document of equivalent effect) and partnership agreement; for a limited liability company, the certificate of formation (or similarly-titled document of equivalent effect) and limited liability company agreement; and for other business entities, certificates and documents of equivalent effect.
          (w) “Outstanding” has the meaning set forth in the Partnership Agreement.
          (x) “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.
          (y) “Partially Owned Entity” means, with respect to a specified person, any other person that is not a Subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).
          (z) “Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Holdings, dated as of September 25, 2006, as amended from time to time.
          (aa) “Partnership Interest” has the meaning set forth in the Partnership Agreement.
          (bb) “Permitted Encumbrances” means (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens imposed by law arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) liens, security interests, charges or other encumbrances imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by the relevant person and its subsidiaries, (vi) liens, title defects, preferential rights or other encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by the relevant person and its subsidiaries, (vii) liens on the assets of Hiland Operating, LLC and its Subsidiaries securing the obligations of Hiland Operating, LLC under the Hiland Operating Credit Agreement, (viii) liens on the assets of Holdings and its Subsidiaries securing the obligations of Holdings under the Holdings Credit Agreement and (ix) Encumbrances set forth in the organizational or governing documents of any of the Holdings Group Entities.
          (cc) “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
          (dd) “Ratio Default” means the failure, if any, of Hiland Operating, LLC to be in compliance with (i) the Interest Coverage Ratio required by Section 6.17 of the Hiland Operating Credit Agreement or (ii) the Leverage Ratio required by Section 6.18 of the Hiland Operating Credit Agreement. For purposes of this definition, “Interest Coverage Ratio” and “Leverage Ratio” have the meanings assigned to them in the Hiland Operating Credit Agreement.
          (ee) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.
          (ff) “Rollover Commitment” means the acknowledgement or commitment made by a Person listed on Section 8.15(ff) of the Parent Disclosure Schedule in a commitment letter or other support agreement executed as of the date hereof in connection herewith.
          (gg) “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such person, or (ii) such person or any Subsidiary of such person is a general partner.
          (hh) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (ii) “Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (jj) “Trusts” means the Harold Hamm DST Trust and the Harold Hamm HJ Trust. Bert Harold Mackie is the trustee of each Trust.
          (kk) “Unit” means any class or series of equity interest in Holdings (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in Holdings) designated as a “Unit,” which shall include Common Units.
          (ll) “Unitholder” means the holder of a Unit.
          (mm) “Unitholder Approval” means (i) approval of at least a majority of the Outstanding Common Units voting together as a class and (ii) approval of at least a majority of the Outstanding Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) voting as a class.
          (nn) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Proposal	Section 5.3(g)
Board of Directors	Recitals
Book-Entry Common Units	Section 2.2(a)
Cap Amount	Section 5.9(c)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change in Board Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Continental Gas	Recitals
D&O Insurance	Section 5.9(b)
DLLCA	Section 1.1
DRULPA	Section 1.1
Effective Time	Section 1.3
Employees	Section 3.12
End Date	Section 7.1(b)(i)
ERISA	Section 3.7(a)
ERISA Affiliate	Section 3.7(a)
Exchange Act	Section 3.4(a)
Exchange Fund	Section 2.2(a)
Execution Date	Section 3.2(b)
Expenses	Section 7.2(a)
Funding	Section 4.4
Funding Commitments	Section 4.4

GAAP	Section 3.4(c)
Hiland	Recitals
Hiland Agreement	Recitals
Hiland GP	Recitals
Hiland Merger	Recitals
Hiland Parties	Recitals
HLND Merger Sub	Recitals
Holdings	Preamble
Holdings GP	Preamble
Holdings D&O Indemnified Parties	Section 5.9(b)
Holdings Disclosure Schedule	Article III
Holdings Financial Statements	Section 3.4(c)
Holdings GP LLC Agreement	Section 3.3(a)
Holdings Group Entities	Section 3.1(a)
Holdings LTIP	Section 2.1(b)(vi)
Holdings Parties	Preamble
Holdings SEC Documents	Section 3.4(a)
HSR Act	Section 5.6(b)
Letter of Transmittal	Section 2.2(b)(i)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub LLC Interests	Section 1.6
Merger Sub LLC Units	Section 1.6
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Partnership Meeting	Section 5.4(b)
Paying Agent	Section 2.2(a)
Proxy Statement	Section 3.10
Recommendation	Section 3.15
Regulatory Law	Section 5.6(d)
Representatives	Section 5.3(a)
Rollover Interests	Section 2.1(b)
Rollover Parties	Section 2.1(b)
Schedule 13E-3	Section 3.10
SEC	Section 3.4(a)
Securities Act	Section 3.2(f)
Superior Proposal	Section 5.3(h)
Support Agreement	Recitals
Surviving Entity	Section 1.1

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

HH GP HOLDING, LLC
By:	/s/ Harold Hamm
Harold Hamm
President

HPGP MERGERCO, LLC
By:	/s/ Harold Hamm
Harold Hamm
President

HILAND PARTNERS GP HOLDINGS, LLC
By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND HOLDINGS GP, LP
By:	Hiland Partners GP Holdings, LLC, its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger